Exhibit 99.1

News Release

[NEWPAGE LOGO]

Media Contact: NewPage Corporation

Amber Garwood 8540 Gander Creek Drive

937-242-9093 Miamisburg, OH 45342

FOR IMMEDIATE RELEASE-

E. THOMAS CURLEY ELECTED NEWPAGE PRESIDENT AND CHIEF EXECUTIVE OFFICER

MIAMISBURG, Ohio - February 10, 2010 - NewPage Corporation (NewPage) today announced the election of Tom Curley, 54, to the Board of Directors and as President and Chief Executive Officer, effective immediately.

"We are pleased to have Tom join NewPage and believe that his 30 years of proven leadership with four multinational corporations will complement our executive team," said Mark A. Suwyn, NewPage Chairman. "Tom's skills and energy combined with his significant general management experience within a broad spectrum of corporate environments and competitive markets, as well as demonstrated success in improving business financial performance, will help us continue to work back from last year's challenges in the paper industry."

Curley holds an associate degree in Aeronautical Engineering from Daniel Webster College in Nashua, New Hampshire, and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts at Lowell. Beginning his career with General Electric Company, he later joined Caterpillar Inc., Cooper Cameron Corporation, and Rolls-Royce plc. During his career, he has progressed through increasingly responsible roles and, prior to joining NewPage, Curley served as president of the Rolls-Royce Energy business.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

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